EXHIBIT G


                    PROPOSED FORM OF FEDERAL REGISTER NOTICE

     SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-_____)

     Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

     July __, 2001

     Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

     Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by August __, 2001 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After May __, 2001, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

                                   * * * * * *

     PROGRESS ENERGY, INC., ET AL. (70-[____])
     ----------------------------

     Progress Energy, Inc. (formerly CP&L Energy, Inc.) ("Progress Energy"), whose principal business address is 410 South Wilmington Street, Raleigh, North Carolina 27602, a registered holding company, and its wholly-owned public utility subsidiaries, Carolina Power & Light Company ("CP&L"), Florida Power Corporation ("Florida Power"), and North Carolina Natural Gas Corporation ("NCNG") (collectively, the "Utility Subsidiaries"), have filed an application declaration in this proceeding pursuant to Sections 6(a), 7, 9(a), 10, and 12(b) of the Act and Rules 42, 45 and 54 thereunder.

     By order dated December 12, 2000 in File No. 70-9659 (the "December 12, 2000 Order"),1 the Commission authorized Progress Energy, the Utility Subsidiaries and Progress Energy's direct and indirect nonutility subsidiaries to engage in a program of external financing and intrasystem financing, to organize and acquire the equity securities of specified types of new subsidiaries, to pay dividends out of capital or unearned surplus, and to engage in other related financial and structural transactions. Among the other specific approvals granted, the Commission authorized NCNG to issue and sell from time to time commercial paper, bank notes and other forms of indebtedness having maturities of one year or less in an aggregate principal amount at any time outstanding not to exceed $125 million ("Short-term Debt") and long-term debt securities and preferred securities having maturities of up to 50 years ("Long-term Securities") in an aggregate principal amount at any time outstanding which, when added to NCNG Short-term Debt at any time outstanding, will not exceed $750 million. In addition, the Commission authorized Progress Energy to establish and make short-term loans to the Utility Subsidiaries, and the Utility Subsidiaries to make loans to and borrow from each other, through a system money pool arrangement (the "Utility Money Pool"). Under the December 12, 2000 Order, NCNG is authorized to make borrowings under the Utility Money Pool in an amount at any time outstanding not to exceed $125 million.2

     The applicants now request that the Commission authorize an increase in NCNG's Short-term Debt limit from $125 million to $400 million. In addition, because it is contemplated that NCNG will, for the foreseeable future, continue to satisfy all of its short-term borrowing requirements through borrowings under the Utility Money Pool, it is also requested that the Commission approve a corresponding increase in the maximum amount of borrowings that NCNG may make under the Utility Money Pool from $125 million to $400 million. Subject to obtaining further approval from the North Carolina Utilities Commission ("NCUC"), NCNG also seeks authorization to issue Long-term Securities to Progress Energy and Progress Energy requests authorization to acquire Long-term Securities from NCNG. NCNG is not requesting any increase in the overall limit on Short-term Debt and Long-term Securities (i.e., $750 million) that it may issue or in the terms, conditions or restrictions applicable to Utility Money Pool borrowings, as set forth in the December 12, 2000 Order.


------------------------
     1    See Progress Energy, Inc., et al., Holding Co. Act Release No.
          --- -----------------------------
27297.

     2    CP&L is authorized under the December 12, 2000 Order to make borrowings under the Utility Money Pool in a maximum principal amount at any time outstanding not to exceed $400 million. Borrowings by Florida Power under the Utility Money Pool are exempt under Rule 52(a).

     It is stated that any direct borrowings by NCNG from Progress Energy will have interest rates and maturities that are designed to parallel Progress Energy's effective cost of funds. NCNG further states that it will file an application with the NCUC at the appropriate time in connection with any issuance of debt securities having a maturity of more than two years to Progress Energy and will file a copy of the order of such commission by post-effective amendment. No state commission and no federal commission, other than this Commission, has jurisdiction over any other transaction proposed herein.